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                                                                     Exhibit 5.1

                             FOLEY, HOAG & ELIOT LLP
                                  [LETTERHEAD]



                                 April 28, 2000


PRI Automation, Inc.
805 Middlesex Turnpike
Billerica, MA  01821-3986

Ladies and Gentlemen:

         We are familiar with the Registration Statement on Form S-3, File No. 333-34584, as amended by Amendments No. 1 and No. 2 (the "Registration Statement") filed by PRI Automation, Inc., a Massachusetts corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed offering by the Company of 1,688,750 shares (the "Company Shares") of its common stock, par value $0.01 per share ("Common Stock"), assuming the exercise in full of the over-allotment option described in the Registration Statement, and the proposed offering by certain stockholders of the Company of 525,000 shares (the "Selling Stockholder Shares" and together with the Company Shares, the "Shares") of Common Stock, all of which Selling Stockholder Shares are issued and outstanding or issuable upon the exercise of outstanding stock options.

         In arriving at the opinion expressed below, we have examined and relied on the following documents:

1. The Restated Articles of Organization, as amended, and the Amended and Restated By-Laws of the Company.

2. The records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

         In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

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         Based upon the foregoing, it is our opinion that:

3. The Company has corporate power adequate for the issuance of the Company Shares in accordance with the Registration Statement.

4. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Company Shares.

5. The Selling Stockholder Shares that are issued and outstanding on the date hereof are legally issued, fully paid and non-assessable. When certificates for any Selling Stockholder Shares issuable upon the exercise of options have been duly executed and countersigned, and delivered against due receipt of the exercise price therefor as described in the options relating thereto, such Selling Stockholder Shares will be legally issued, fully paid and non-assessable.

6. When certificates for the Company Shares have been duly executed and countersigned, and delivered against due receipt of consideration therefor as described in the Registration Statement, the Company Shares will be legally issued, fully paid and non-assessable.

         We here consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus forming part of the Registration Statement.



                                            Sincerely,


                                            Foley, Hoag & Eliot LLP

                                            By: /s/ Robert W. Sweet, Jr.
                                                --------------------------------
                                                Robert W. Sweet, Jr.,  a partner